Exhibit 10.1

PARTNERSHIP AGREEMENT

THIS PARTNERSHIP AGREEMENT (“AGREEMENT”) is made on 20th September 2024 (“Effective Date”).

BETWEEN:

TREASURE GLOBAL INC. (Registration No.: 7908921), a Nasdaq listed company incorporated in the State of Delaware, United States of America and having its registered office at 276 5th Avenue Suit, 704 #739 New York, NY 10001, United States (“TGL”) of the first part;

AND

CREDILAB SDN. BHD. (Registration No.: 202001025173(1381493-W)), a company incorporated in Malaysia and having its business address at B02-D-17, Menara 3, No. 3, Jalan Bangsar, KL Eco City, 59200 Kuala Lumpur, W.P. Kuala Lumpur (“CLSB”) of the second part.

(TGL and CLSB shall hereinafter be referred to each as a “Party” and collectively, as the “Parties”.)

WHEREAS

(A)	TGL owns and operates ZCity application (“ZCity App”), an innovative Malaysian e-commerce platform that serves a comprehensive marketplace. The ZCity App connects a wide range of subscribers with local merchants by offering various activities, travel, goods, services and rewards through an extensive customer database.

(B)	CLSB owns a credit services platform and is authorized to conduct credit service businesses, providing a range of credit service products to individuals and businesses in Malaysia.

(C)	The Parties agree that this Agreement shall supersede the partnership agreement previously entered into between the Parties on 1 August 2024

(D)	The Parties desire to establish a strategic partnership aimed at leveraging their respective core competencies, resources and market expertise to drive mutual benefit and growth upon the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual promises and covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITION

1.1	Except as otherwise specified herein, the following words and expressions shall have the following meanings in this Agreement:

“Agreement”	means this Agreement and all amendments, modifications and supplementals thereto from time to time in accordance with the terms herein;

“Applicable Laws”	means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes or orders of any governmental authority, (ii) governmental approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any governmental authority;

“Confidential Information”	has the meaning as ascribed to it in Clause 6.1;

“Effective Date”	means the date of this Agreement;

“Intellectual Property Rights”	means all patents, copyrights, trademarks, trade secrets, and other intellectual property rights, including applications for any of the foregoing, in any country, arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired;

“Portfolio Clients”	means the credit service customers introduced by TGL to CLSB, as mutually agreed upon by the Parties from time to time;

“Partnership”	means the partnership between TGL and CLSB;

“Processing Fee”	means the fee for facilitating credit service transactions and related services charged by CLSB to the Portfolio Clients;

“Revenue”	means annual interest charged by CLSB to the Portfolio Clients; and

“Term”	has the meaning as ascribed to it in Clause 5.1.

2.	INTERPRETATION

2.1	In this Agreement:

2.1.1	Clause headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement;

2.1.2	Words importing the plural shall, except where the context otherwise requires, include the singular and vice versa;

2.1.3	References to the masculine gender shall include the feminine or neuter genders and vice versa;

2.1.4	References to persons shall be construed as references to an individual, company, Company, body corporate, statutory board, government body, incorporated body of persons, association or trust as the context may require; and

2.1.5	Any reference to a statute or statutory provision shall be deemed to include any statute or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and any orders, regulations, instruments or other subsidiary legislation made thereunder.

3	SCOPE OF PARTNERSHIP

3.1	TGL’s Contribution

TGL agrees that it shall:

3.1.1	periodically provide funds to CLSB, which will be utilized to support CLSB’s credit service activities for the Portfolio Clients;

3.1.2	provide CLSB with access to the ZCity App’s customer database and facilitate the introduction of potential customers to CLSB for its credit services;

3.1.3	assist to onboard ZCity App users to CLSB’s credit services via the offering of credit services option in the ZCity App, ensuring a streamlined process that promotes user adoption and engagement; and

3.1.4	deliver consultancy and advisory support to CLSB aimed at enhancing its market outreach efforts. This includes strategic guidance on digital marketing, customer acquisition strategies, and market penetration tactics to maximize brand visibility and growth in the competitive financial services landscape.

3.2	CLSB’s Contribution

CLSB agrees that it shall:

3.2.1	manage the Portfolio Clients introduced by TGL, including overseeing client relationships, processing credit service applications and ensuring compliance with relevant legal and regulatory requirements in credit service operations;

3.2.2	grant TGL a non-exclusive, non-transferable right to use CLSB’s brand in connection with the Partnership for a period of five (5) years from the Effective Date, to be used in marketing, promotions, and other relevant materials related to the Partnership;

3.2.3	introduce and/or facilitate the introduction of potential customers to TGL as users of the ZCity App.

3.2.4	subject to Applicable Laws, grant TGL access to CLSB’s credit services platform for its operations in Malaysia, allowing for integration with the ZCity App for offering credit services to ZCity App users;

3.2.5	offer comprehensive customer support services for ZCity App users, including Know Your Client (KYC) and Anti-Money Laundering (AML) compliance checks, ensuring regulatory standards are upheld for users engaging with credit services;

3.2.6	develop and implement an AI-driven chatbot for the ZCity App platform, designed to enhance user engagement, provide real-time assistance; and

3.2.7	develop a digital wallet integrated within the ZCity App to provide users with a seamless payment solution for transactions on the platform and for availing of CLSB’s financial products and services.

3.3	Mutual Benefits and Responsibilities

3.3.1	Both Parties agree to collaborate in good faith, sharing relevant data and resources necessary to achieve the objectives of this Partnership.

3.3.2	The Parties shall ensure that all activities and services provided under this Partnership comply with Applicable Laws, including but not limited to financial services regulations, consumer protection laws, and data privacy requirements.

3.3.3	The Parties will jointly explore opportunities for cross-promotion, co-branded initiatives, and joint marketing campaigns to drive user engagement and expand their customer base.

4	PAYMENT AND PROFIT

4.1	TGL agrees to pay United States Dollar (USD 2,000,000.00) to CLSB and/or its nominees. TGL has the sole discretion to choose to pay in cash and/or its equivalent in ordinary shares of TGL.

4.2	CLSB agrees that it shall share the profits derived from the Portfolio Clients with TGL, as follows:

4.2.1	one-third of the Revenue; and

4.2.2	the Processing Fee,

as compensation for the introduction and facilitation of the Portfolio Clients to CLSB.

4.3	TGL shall have the right, at its own expense and upon reasonable notice, to audit CLSB’s relevant financial records to verify the accuracy of revenue sharing calculations.

5	TERM AND TERMINATION

5.1	This Agreement shall take effect on the Effective Date and be valid for a period of five (5) years (“Term”).

5.2	This Agreement may be terminated at any time by either Party upon thirty (30) days written notice to the other Party.

5.3	Notwithstanding the termination of this Agreement, the confidentiality obligations in this Agreement shall survive the termination of this Agreement for one (1) year, or until the Confidential Information in question ceases to be confidential, whichever is later.

6	CONFIDENTIAL INFORMATION EXCEPTIONS

6.1	The Confidential Information shall mean:

6.1.1	any information, materials, records and/or documents which is disclosed by or on behalf of either Party in relation to the transaction or the business or operations of either Party or its affiliates, regardless of form in which such information was communicated or maintained, whether in written, electronic or machine readable form or orally, whether or not such information is specifically identified or designated as proprietary or confidential of the Parties or its affiliates, including but not limited to specifications, data, know-how, formulae, compositions, processes, designs, intellectual property, sketches, photographs, graphs, drawings, diagrams, artwork, videos, inventions and ideas, agreements, documents, analyses, reports, business plans, studies, notes, projections, compilations, marketing information, research and development, manufacturing or distribution methods and processes, customer lists, price lists, customer requirements, trade secrets or information which is capable of protection at law or equity as confidential information, any information derived or produced partly or wholly from or that reflects the above information (including any notes, reports, analyses, compilations, studies, files or other documents or materials) and/or other materials that contain information which is of commercial, economical, technical and/or business value because of its nature, whether the information was disclosed on or after the Effective Date of this Agreement;

6.1.2	without limitation (i) the fact that both the Parties have entered into this Agreement or that Confidential Information has been made available to both Parties; (ii) any information relating to the Parties or its affiliates, including without limitation information relating to the Parties or its affiliates’ marketing and operational data and strategies; (iii) any information relating to the Parties’ businesses; and (iv) any information relating to the object and scope of any potential or actual business relationship between the Parties.

6.2	The non-disclosure obligations of the Parties shall not apply to information that:-

6.2.1	is or becomes a part of the public domain without breach of this Agreement and through no act or omission of the Parties or its affiliates;

6.2.2	has been independently developed by the Parties or its affiliates through the efforts of their employees or agents who have not had access to the Confidential Information;

6.2.3	can be reasonably demonstrated to have been disclosed or made available to the Parties or its affiliates on a non-confidential basis by a third-party having a right to do so and who did not, directly or indirectly, receive the Confidential Information through a party who discloses the same in breach of its own confidentiality obligation;

6.2.4	is required to be disclosed by order of a court or arbitration tribunal of competent jurisdiction, provided that so far as permissible under the law, the Party or its affiliate shall have immediately notified the other Party in writing prior to the disclosure so as to enable the Party and its affiliates to seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. Both Parties shall also cooperate in seeking and utilizing any such protective order or other remedy. The Parties shall not affect any disclosure that is more extensive than that required by such order of a court or arbitration tribunal and shall take all reasonable actions to seek confidential treatment of the Confidential Information disclosed; and

6.2.5	disclosure has been authorized with the prior written approval of the Parties,

provided always that the foregoing exceptions shall not apply to information relating to any combination of features or any combination of items of information merely because information relating to one or more of the relevant individual features or one or more of the relevant items (but not the combination itself) falls within any one or more of such exceptions.

7	RETURN OF CONFIDENTIAL INFORMATION

Upon receipt of a written request at any time from the Party, the other Party shall, at its sole and absolute discretion: (i) promptly deliver to the Party all documents and materials containing Confidential Information; or (ii) promptly destroy, and procure that its affiliates destroy, all documents and materials containing Confidential Information.

8	REPRESENTATIONS AND WARRANTIES

Both Parties represent that they are fully authorized to enter into this Agreement. The performance and obligations of either Party will not violate or infringe upon the right of any third party or violate any other agreement between the Parties, individually, and any other person, organization, or business or law or governmental regulation.

9	INDEMNITY

Both Parties agree to indemnify and hold harmless the other Party, its respective affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from the negligence of or breach of this Agreement by the indemnifying party, its respective successors and assigns that occurs in connection with this Agreement. This section remains in full force and effect even after termination of the Agreement by its natural termination or the early termination by either party.

10	COMPLIANCE

10.1	Under this Agreement, the Parties shall strictly comply with all applicable laws, codes and regulations, and specifically with any personal data protection, health, safety and environmental laws, ordinances, codes and regulations of any jurisdiction where this Agreement may be performed.

10.2	For the avoidance of doubt, the Parties shall comply, and shall ensure that each of its principals, owners, shareholders, officers, directors, employees and agents complies, with all applicable anti-bribery and corruption laws in any business dealings and activities undertaken in connection with this Agreement.

11	SEVERABILITY

In the event any provision of this Agreement is deemed invalid or unenforceable, in whole or in part, that part shall be severed from the remainder of the Agreement and all other provisions should continue to be in full force and effect as valid and enforceable.

12	NO WAIVER, VARIATION AND ASSIGNMENT

12.1	No variation to, or assignment of, this Agreement shall be effective without the prior written consent of all Parties.

12.2	Any waiver of any breach of this Agreement shall not be deemed to apply to any succeeding breach of the provision or of any other provision of this Agreement.

12.3	No failure to exercise and no delay in exercising on the part of any of the Parties hereto any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13	ENTIRE AGREEMENT

This Parties acknowledge and agree that this Agreement represents the entire agreement between the Parties. In the event that either of the Party desires to change, add or otherwise modify any terms, the Party shall notify and with written consent from the other Party of such intention to change, add or otherwise modify of this Agreement.

14	JURISDICTION

This Agreement and all matters arising from or connected with it shall be governed by, construed and interpreted under the laws of Malaysia.

15	COUNTERPARTS

This Agreement may be executed and delivered (including by facsimile transmission) in several counterparts, each of which when so executed and delivered will be deemed to be an original copy of the same document.

[The rest of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement as of the day and year first above written.

TGL

Signed for and on behalf of	)
TREASURE GLOBAL INC.	)	/s/ Carlson Thow
Designation: Director
Name: Carlson Thow

AND

CLSB

Signed for and on behalf of	)
CREDILAB SDN. BHD.	)	/s/ Chai Ching Loong
Designation: Director
Name: Chai Ching Loong